EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of January 1, 2007, by and between, Greater Buffalo Savings Bank, a New York chartered savings bank having its principal place of business at 2421 Main Street, Buffalo, New York 14214 ("GBSB"), and Lawrence Schiavi, an individual residing at 9199 Beech Meadow Court, Clarence Center, NY 14032 (the "Executive"). GBSB and the Executive are collectively the Parties and individually a Party.

WITNESSETH:

WHEREAS, Executive currently serves as Executive Vice President - Mortgage Banking Division of GBSB;

WHEREAS, GBSB (the "Employer") desire to continue to employ the Executive, and the Executive desires to continue to be employed by the Employer, all in accordance with the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive's employment by the Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.  Employment and Term.

(a)  Effective as of [January 1, 2007] (the "Effective Date"), GBSB shall continue to employ the Executive, and the Executive shall continue to be employed by GBSB, as the Executive Vice President Mortgage Banking Division of GBSB (with such position being referred to herein as the "Position"), in accordance with the terms and subject to the conditions set forth herein for a term (the "Term") that shall commence on the Effective Date and, subject to the provisions of this Section 1, shall continue for a period of three years.

(b)  Unless written notice in accordance with Section 1(c) or 1(d), as the case may be, terminating the Executive's employment under this Agreement is given by (i) the Employer or (ii) the Executive, the Employer shall have the option to renew this Agreement for additional one year terms (“Renewal Term”) on an annual basis thereafter by providing the Executive with one hundred eighty (180) days written notice of the intent to renew. Unless otherwise provided in this Agreement or as agreed by the Employer and the Executive, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and any Renewal Term. In the event Employer does not exercise its right to a Renewal Term, the Executive shall use his best efforts during the remaining period of the Term to effectuate the orderly transition of his duties in whatever manner the Employer directs.

(c)  Notwithstanding Section 1(b), the Employer, by action of its Board of Directors (the "Board") or its President and effective as of the date specified in a written notice to the Executive in accordance with the terms of this Agreement, shall have the right to terminate the Executive's employment under this Agreement at any time during the Term or any Renewal Term (i) for Cause (as hereafter defined), (ii) other than for Cause, or (iii) on account of the Executive's death or Permanent Disability (as defined in this Agreement).

(d)  Notwithstanding Section 1(b), the Executive, effective as of the date specified in a written notice provided no less than 30 days in advance, shall have the right to terminate his employment under this Agreement at any time during the Term (i) for Good Reason (ii) without Good Reason or (iii) in the event a Change in Control occurs.

(e)  As used in this Agreement,

(i)  "Cause" shall mean (A) the Executive's willful and continued failure substantially to perform his duties with the Employer as set forth in this Agreement, or the commission by the Executive of any act constituting a violation under any federal, state or local law or regulation applicable to the activities of GBSB, in each case, after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects, (B) an act of dishonesty, fraud or material misrepresentation, breach of fiduciary duty, or other acts that cause material damage to the property or business of GBSB by the Executive, (C) the Executive's repeated absences from work such that he is unable to perform his duties under this Agreement other than for physical or mental impairment or illness, (D) the Executive's conviction of, or plea of nolo contendere to, any crime referenced in Section 19 of the Federal Deposit Insurance Act, (E) the Executive's conviction of, or plea of nolo contendere to, any felony or any other crime that, in the reasonable judgment of the Board, adversely affects GBSB's reputation or the Executive's ability to carry out his obligations under this Agreement, (F) the Executive's non-compliance with the provisions of Section 2(b) of this Agreement after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cure such non-compliance or (G) the Executive’s failure to achieve or attain the goals and objectives as established from time to time by the Board or the President and agreed to by the Executive.

(ii)  "Permanent Disability" shall mean: a physical or mental disability such that the Executive is, with or without reasonable accommodation, substantially unable to perform the duties of his Position and the nonperformance of such duties has continued for a period of six months extending beyond the Executive’s total sick leave entitlement, provided, however, that in order to terminate the Executive's employment under this Agreement on account of Permanent Disability, the Employer must provide the Executive with written notice, not less than 60 days prior to the date of termination specified in such notice, of the Board's good faith determination, based on a medical opinion of a physician selected by the Employer and reasonably acceptable to the Executive, to terminate the Executive's employment under this Agreement for reason of Permanent Disability. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in Section 3. No termination of the Executive's employment under this Agreement because of Permanent Disability shall impair any rights of the Executive under any disability insurance policy maintained by the Employer.

(iii)  "Good Reason" shall mean: (A) the Executive's Position or the scope of the Executive's authority, duties or responsibilities as described in this Agreement are materially diminished without the Executive's written consent, excluding for this purpose any action not taken by the Employer in bad faith and that is remedied by the Employer promptly following written notice thereof from the Executive to the Employer; (B) a material breach by the Employer of its obligations to the Executive under this Agreement, which breach is not cured in all material respects to the reasonable satisfaction of the Executive within 30 days (except in the case of a payment default for which the cure period shall be 10 days), in each case following written notice thereof from the Executive to the Employer, (C) any termination of the Executive's employment under this Agreement without Cause or (D) failure of the Employer to renew the Term of this Agreement under Section 1(b); and

(iv)  "Change of Control" shall mean: (A) the acquisition of shares of Great Lakes Bancorp, Inc. (“GLB”) by any "Person" or "Group" (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now or hereafter amended) in a transaction or series of transactions that result in such person or group directly or indirectly first owning beneficially more than 50% of GLB's Common Stock after the date of this Agreement, or (B) the consummation of a merger or other business combination after which the holders of voting capital stock of GLB immediately prior to the transaction do not collectively own 50% or more of the voting capital stock (immediately following the transaction) of the entity surviving such merger or other business combination, or (C) a sale of all or substantially all of the assets or earning power of GLB, taken as a whole (with the stock or other ownership interests of GLB in any of its Affiliates constituting assets of GLB for this purpose) to a Person that is not an Affiliate of GLB, or (D) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions (a "Transaction"), the persons who constituted a majority of the members of the Board of Directors of GLB on the Effective Date and persons whose election as members of the Board of Directors of GLB was approved by such members then still in office or whose election was previously so approved after the Effective Date, but before the event that constitutes a Transaction, no longer constitute such a majority of the members of the Board of Directors of GLB then in office. A Transaction constituting a Change of Control shall be deemed to have occurred only upon the closing of the Transaction.

(v)  An “Affiliate” of, or a Person “Affiliated” with, a specified Person, shall mean: a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

2.  Duties of the Executive.

(a)  Subject to the ultimate control and discretion of the Board of the Employer, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the by-laws of the Employer or from time to time by the Board consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Employer and the duties of the Executive under this Agreement, the duties of the Executive shall be performed from an office location not greater than 20 miles from the Greater Buffalo, New York area.

(b)  The Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties under this Agreement and, during the term of his employment under this Agreement, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive's personal time or attention, unless granted by the prior permission of the Board. The foregoing provision shall not prevent the Executive's purchase, ownership or sale of any interest in, or the Executive's engaging, but not to exceed an average of five hours per week, in any business that does not compete with the business of the Employer or the Executive's involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not interfere with the performance of his duties under this Agreement and that the greatest portion of the time devoted by the Executive to charitable or community activities are devoted to charitable or community activities within the Employer's market area and further provided that such conduct complies in all respects with applicable policies of the Employer.

(c)  The Executive shall be entitled to four weeks of vacation leave during each calendar year with full compensation, and to be taken at such time or times, as the Executive and the Employer shall mutually determine. Earned but unused vacation shall accrue in accordance with the Employer’s vacation policy as in effect from time to time.

3.  Compensation. For all services to be rendered by the Executive under this Agreement:

(a)  The Employer shall pay the Executive a base salary (the "Base Salary") at an annual rate of $200,000, plus such other compensation as may, from time to time, be determined by the Employer in its sole discretion. At the end of each fiscal year of the Employer, the Employer shall review the amount of the Executive's Base Salary, and shall adjust such Base Salary for the following year to such amount as the Board may determine in their discretion. Such Base Salary and other compensation shall be payable in accordance with the Employer’s normal payroll practices as in effect from time to time.

(b)  The Executive will be entitled to participate in, subject to eligibility requirements, the Employer’s health and medical benefit plans, any pension, profit sharing and retirement plans, and any insurance policies or programs from time to time generally offered to all or substantially all executive employees who are employed by the Employer. These plans, policies and programs are subject to change at the sole discretion of the Employer.

(c)  The Executive will be entitled to any other fringe benefit from time to time generally offered to all or substantially all senior executive employees who are employed by the Employer.

(d)  The Employer will deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

(e)  Annual Bonus. Effective with Fiscal Year January 1, 2007, the Employer shall pay the Executive an Annual Bonus (the “Annual Bonus”) equal to five percent (5%) of the Pre-tax Profits of GBSB’s Mortgage Banking Division (as defined in this Agreement). As used in this Agreement, “Pre-tax Profits” shall mean: the before tax profit of GBSB’s Mortgage Banking Division, calculated in accordance with the methodology and guidelines set out in Attachment A of the Agreement, as determined by GBSB’s regularly engaged certified public accountants. The Executive shall be entitled to his Annual Bonus as he earns it throughout any year, whether or not he remains in the employ of GBSB. An Annual Bonus paid to Executive in a year in which the Executive leaves the employ of Employer shall be paid out at year-end on a prorata basis based on year-end results.

(f)  Stock Option Awards. GLB shall grant the Executive Fifteen Thousand (15,000) incentive stock options pursuant to the terms and conditions of GLB’s stock option plan. The option will become vested and exercisable with respect to 3,000 shares on the first anniversary of the date of grant, and on each anniversary of the date of grant thereafter, the option will become vested and exercisable with respect to an additional 3,000 shares. Notwithstanding the foregoing, accelerated vesting shall take place in the event of a Change in Control as defined in this Agreement or if the Employer terminates the Executive's employment under this Agreement for any reason other than for Cause. Further, upon the death of the Executive, any options that would vest within the following 12 months will become vested and exercisable. The Executive will be annually considered for grants of incentive stock options or other awards under equity compensation plans maintained by GLB. For purposes of this Section 3(f), the Employer’s failure to renew this Agreement will allow the Executive to terminate his employment at any time and such termination will be deemed to be a termination of employment by the Employer without Cause.

4.  Expenses. The Employer shall promptly reimburse the Executive for (a) all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive's duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor and (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses paid or incurred by the Executive during the Term.

5.  Termination.

(a)  Termination By Employer without Cause or Termination by Executive with Good Reason. If (A) the Employer terminates the Executive's employment under this Agreement for any reason other than for (i) Cause, (ii) death or (iii) Permanent Disability, or (B) the Executive terminates his employment hereunder for Good Reason, the Employer, provided the Executive concurrently signs and delivers a general release and waiver in a form acceptable to the Employer, shall pay to the Executive, or his estate, promptly after the event giving rise to such payment occurs an amount equal to the sum of (1) the Executive's Base Salary (as defined in this Agreement) accrued but unpaid through the date the termination of the Executive's employment under this Agreement is effective, (2) the Annual Bonus required to be paid to the Executive pursuant to Section 3(e), prorated for the period of employment, and (3) payment of Base Salary for nine (9) months or the remainder of the Term or Renewal Term, whichever is longer. Additionally, the options granted pursuant to Section 3(f) shall become fully vested and exercisable and the Executive will have a period of two years from the date of termination (but not later than the date the options would otherwise expire had the Executive continued to be employed) in which to exercise the options.

(b)  Termination By Employer with Cause or Termination by Executive without Good Reason. If (A) the Employer terminates the Executive's employment hereunder for Cause, or (B) the Executive terminates his employment hereunder for any reason other than Good Reason, the sole obligation of the Employer shall be to pay to the Executive, or his estate, an amount equal to the Executive's Base Salary accrued but unpaid through the date the termination of the Executive's employment under this Agreement is effective.

(c)  Termination By Reason of Death or Permanent Disability. If the Executive’s employment is terminated for reason of (i) death or (ii) Permanent Disability, the Employer, shall pay to the Executive, or his estate, promptly after the event giving rise to such payment occurs an amount equal to the sum of (1) the Executive's Base Salary (as defined in this Agreement) accrued but unpaid through the date the termination of the Executive's employment under this Agreement is effective, (2) the Annual Bonus required to be paid to the Executive pursuant to Section 3(e), prorated for the period of employment, and (3) continued payment of Base Salary for a period of nine (9) months.

(d)  Any notice of termination of the employment of the Executive under this Agreement by the Employer to the Executive or by the Executive to the Employer shall be given in accordance with the provisions of Section 17. The date of termination of employment will be the date specified in the notice or, in the event of death of the Executive, the date of death.

6.  Indemnification. Notwithstanding anything in the Employer’s certificates of incorporation or by-laws to the contrary, the Executive shall at all times during his employment by the Employer, and thereafter, be indemnified by the Employer to the fullest extent permitted by applicable law for any matter in any way relating to the Executive's affiliation with the Employer and its subsidiaries; provided, however, that if the Executive's employment shall have been terminated by the Employer for Cause, then, to the extent required by applicable law, the Employer shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which his employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive's duties under this Agreement.

7.  Reimbursement. The Employer agree to reimburse the Executive for the reasonable fees and expenses of the Executive's attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive is successful on the merits.

8.  Confidential Information. The Executive acknowledges that, in the course of his employment by the Employer, the Executive will receive confidential information concerning the business of the Employer and that the Employer desire to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employer reveal to anyone outside the Employer, except as required by law, or use for his own benefit, any such information that has been designated as confidential by the Employer or understood by the Executive to be confidential without specific written authorization by the Employer. Upon termination of this Agreement, and upon the request of the Employer, the Executive shall promptly deliver to the Employer any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during the Term and retained by the Executive containing or concerning confidential information of the Employer and all other written materials furnished to and retained by the Executive by the Employer for his use during the Term, including all copies thereof, whether of a confidential nature or otherwise.

9.  Treatment of Confidential Information; Confidentiality Agreements. The Executive will not, directly or indirectly, disclose, use or make known for the Executive’s or another’s benefit any confidential information of the Employer or use such confidential information in any way except in the best interests of the Employer in the performance of the Executive’s duties for the Employer. The Executive will take all necessary steps to safeguard the Employer’s confidential information. In addition, to the extent that the Employer have entered into a confidentiality agreement with any other person or entity, the Executive agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such confidentiality agreements as if the Executive was a party thereto.

10.  Non-solicitation. During the term of this Agreement and during the period for which Executive is entitled to receive compensation after the termination of this Agreement or pursuant to any other agreement, and for a period of six-months thereafter, Executive shall not, directly or indirectly, without the written consent of the Employer: (i) recruit or solicit for employment any employee of the Employer or encourage any such employee to leave their employment with the Employer, or (ii) solicit, induce or influence any customer, supplier, lessor or any other person or entity which has a business relationship with the Employer to discontinue or reduce the extent of such relationship with the Employer.

11.  Non-competition. During the term of this Agreement and during any period for which Executive is entitled to receive compensation after the termination of this Agreement or pursuant to any other agreement (but, in any case, for a period of not less than six (6) months after the termination of this Agreement), Executive shall not engage, anywhere within the Western New York counties in which the Employer has branches, whether directly or indirectly, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with the Employer or their products or programs (“Restricted Activities”), provided that the foregoing shall not restrict Executive from engaging in any Restricted Activities which the Employer direct Executive to undertake or which the Employer otherwise expressly authorizes. The foregoing shall not restrict Executive from owning less than five percent (5%) of the outstanding capital stock of any company which engages in Restricted Activities, provided that Executive is not otherwise involved with such company as an officer, director, agent, employee or consultant. The foregoing provisions this Section 11 shall not be held invalid because of the scope of the territory covered, the actions restricted thereby, or the period of time such covenant is operative.

12.  Representation and Warranty of the Executive. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, that would prevent his entry into the employ of the Employer or his performance of the terms of this Agreement or that would cause him to be in violation of any non-competition agreement. As a condition to this Agreement becoming effective, Executive must deliver to Employer a written release, in a form acceptable to Employer, from all prior employers of any claims they may have or potentially assert against Executive and the Employer that relate to or would purport to limit Executive’s performance of the terms of this Agreement.

13.  Effect of Regulatory Actions. Any actions by the Employer under this Agreement must comply with the law, including regulations and other interpretive action, of the Federal Deposit Insurance Act, Federal Deposit Insurance Corporation, or other entities that supervise any of the activities of the Employer. Specifically:

(a)  Temporary Suspension or Prohibition. If the Executive is suspended from office or temporarily prohibited from participating in the conduct of the affairs of any banking subsidiary of GLB by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818(e)(3) and (g)(1), the Employer’s obligations under this Agreement will be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers, in their discretion, may (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations that were suspended.

(b)  Permanent Suspension or Prohibition. If the Executive is removed from office or permanently prohibited from participating in the conduct of the affairs of any banking subsidiary of GLB by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Employers under this Agreement will terminate as of the effective date of the order, but vested rights of the Parties will not be affected.

(c)  Default of the Bank. If any banking subsidiary of GLB is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. § 1813(x)(1)), all obligations under this Agreement will terminate as of the date of default, but vested rights of the Parties will not be affected.

14.  Termination by Regulators. All obligations under this Agreement will be terminated, except to the extent determined by the federal bank regulatory agency of any banking subsidiary of GLB that continuation of this Agreement is necessary for the continued operation of the banking subsidiary, if (1) the governing federal bank regulatory agency enters into an agreement to provide assistance to or on behalf of a banking subsidiary of GLB under the authority contained in Section 13(c) of the FDIA, 12 U.S.C. § 1823(c); or (2) such banking subsidiary of GLB is determined by the federal bank regulatory authority to be in an unsafe or unsound condition. However, vested rights of the Parties will not be affected.

15.  Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employer and the Executive and supersedes any other written or oral agreements with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Employer and the Executive. This Agreement supersedes any previous agreements between the Employer and the Executive with respect to the subject matter hereof.

16.  Assignability. The services of the Executive under this Agreement are personal in nature, and neither this Agreement nor the rights or obligations of the Employer under this Agreement may be assigned by the Employer, whether by operation of law or otherwise, without the Executive's prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the Employer and their permitted successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

17.  Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to the Employer or the Executive at their respective addresses stated above, or at such other address as the Executive or the Employer may by similar notice designate.

18.  Specific Performance. The Employer and the Executive agree that irreparable damage would occur in the event that any of the provisions of Sections 8 through 11 were not performed in accordance with their specific terms or were otherwise breached. The Executive accordingly agrees that the Employer shall be entitled to an injunction or injunctions to prevent breaches of Sections 8 through 11 and to enforce specifically the terms and provisions of Sections 8 through 11 in addition to any other remedy to which the Employer are entitled at law or in equity.

19.  No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties (and the Executive's heirs, executors, administrators and legal representatives and the permitted transferees of the Shares) any rights or remedies of any nature under or by reason of this Agreement.

20.  Successor Liability. The Employer shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

21.  Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employer shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are receiving comparable medical insurance coverage from another employer.

22.  Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other Parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

23.  No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 23 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights under this Agreement to the person or persons entitled hereto.

24.  Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the Employer and the Executive as expressed in this Agreement.

25.  Survival of Benefits. Any provision of this Agreement that provides a benefit to the Executive and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or his estate.

26.  Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

GREAT LAKES BANCORP, INC.

By:
Andrew W. Dorn, Jr., President and Chief Executive Officer

GREATER BUFFALO SAVINGS BANK

By:
Andrew W. Dorn, Jr., President and Chief Executive Officer

Lawrence Schiavi

ATTACHMENT A

Gross Revenue for GBSB Mortgage Banking Division in accordance with GAAP and adjusted as noted[1]	XXXXX

Less Direct Operating Expenses associated with GBSB Mortgage Division Operations[2]	(XXXXX)

Less 8% of Gross Revenue or indirect/overhead expenses allocated to Mortgage Banking Division, whichever is less	(XXXXX)

Pretax Profits for purposes of bonus calculations	XXXXX

Bonus Rate	5%

Bonus Amount	XXXXX

1  Amount to exclude any revenues arising from merged or otherwise acquired mortgage banking operations. Also excludes any extraordinary revenue as determined by Board of Directors.

2  Amount to exclude any expenses arising from or as a result of a merger or acquisition of a mortgage banking operation. Also excluded any extraordinary expenses as determined by the Board of Directors.